Exhibit 10(f)

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

OF

MECHANICS AND FARMERS BANK

EFFECTIVE DATE: JANUARY 1, 1995

TABLE OF CONTENTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1. Definitions		20

1.1	“Accrued Benefit”	20
1.2	“Actuarial Equivalent”	20
1.3	“Bank”	20
1.4	“Beneficiary”	20
1.5	“Board”	20
1.6	“Committee”	20
1.7	“Creditable Service”	21
1.8	“Early Retirement Age”	21
1.9	“Effective Date of the Plan”	21
1.10	“Eligible Employee”	21
1.11	“Employee”	21
1.12	“Entry Date”	21
1.13	“Hour of Service”	21
1.14	“Normal Retirement Age”	21
1.15	“Participant”	21
1.16	“Pension Plan”	22
1.17	“Plan”	22
1.18	“Plan Year”	22
1.19	“Retire” or “Retirement”	22
1.20	“Service”	22
1.21	A “Year of Service”	22

Section 2. Retirement, Termination of Service		22

2.1	Retirement	22
2.2	Method of Payment	22
2.3	Acceleration of Payments	23

Section 3. Vesting		23

3.1	Vesting	23
3.2	Forfeiture	23

Section 4. Death		23

4.1	Death Prior to Commencement of Benefit Payments	23
4.2	Death Following Commencement of Benefit Payments	24
4.3	Acceleration of Benefit Payments	24

Section 5. Termination Following Change in Control		24

5.1	Special Termination Benefit	24
5.2	Change in Control	24
5.3	Termination Following Change in Control	25
5.4	Exclusive Benefit	26

Section 6. Other Plan Termination Events		26

6.1	Other Plan Termination Events	26
6.2	Plan Termination Event Prior to Commencement of Benefit Payments	26
6.3	Plan Termination Event Following Commencement of Benefit Payments	26
6.4	Waiver of Termination	27

Section 7. Funding		27

Section 8. Administration by Committee		27

8.1	Membership of Committee	27
8.2	Committee Officers and Subcommittee	27
8.3	Committee Meetings	28
8.4	Transaction of Business	28
8.5	Committee Records	28
8.6	Establishment of Rules	28
8.7	Conflicts of Interest	28
8.8	Correction of Errors	28
8.9	Authority to Interpret Plan	28
8.10	Third Party Advisors	29
8.11	Compensation of Members	29
8.12	Committee Expenses	29
8.13	Indemnification of Committee	29

Section 9. Allocation of Responsibilities		29

9.1	Board	29
9.2	Committee	30
9.3	Plan Administrator	30

Section 10. Benefits Not Assignable; Facility of Payments		30

10.1	Benefits Not Assignable	30
10.2	Payments to Minors and Others	30

Section 11. Claims Procedure		30

11.1	Filing a Claim for Benefits	30
11.2	Notification to Claimant of Decision	31
11.3	Procedure for Review	31
11.4	Decision on Review	31
11.5	Action by Authorized Representative of Claimant	32

Section 12. Service in Another Status		32

Section 13. Beneficiary		32

Section 14. Parties to the Plan		32

14.1	Single Plan	33
14.2	Service; Allocation of Costs	33
14.3	Committee	33
14.4	Authority to Amend	33

Section 15. Miscellaneous Provisions		33

15.1	Notices	33
15.2	Lost Distributees	34
15.3	Reliance on Data	34
15.4	Receipt and Release for Payments	34
15.5	Headings	34
15.6	Continuation of Employment	34
15.7	Payment of Expenses	34
15.8	Nonliability of Bank	34
15.9	Amendment of Termination	35
15.10	General Limitation on Benefits	35
15.11	Severability	35
15.12	Construction	35

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

OF

MECHANICS AND FARMERS BANK

Section 1. Definitions:

As used in the plan, including this Section 1, references to one gender shall include the other and, unless otherwise indicated by the context:

1.1 “Accrued Benefit” of a participant as of any date prior to his normal retirement date (the “Accrual Date”) shall be the amount determined by the actuaries servicing the plan based upon the provisions of Section 2.

1.2 “Actuarial Equivalent” shall mean benefits of equal present value. For this purpose, present value shall mean the value of an amount or series of amounts payable at various times, determined as of a given date by application of the plan’s actuarial assumptions. Actuarial assumptions are assumptions as to the occurrence of future events to be used to determine actuarially equivalent benefits. The future events to be taken into account are mortality for participants, mortality for beneficiaries, and an interest discount for the time value of money. Actuarial equivalencies shall be determined by the actuaries servicing the plan, and such determination shall be binding and conclusive upon the Bank and its successors and assigns, and all parties claiming benefits under this plan. For purposes of the plan, the actuarial assumptions in effect as of any date shall be the same as in effect as of such date under the pension plan or any successor plan thereto that covers the participant for which an actuarial equivalency is being determined.

1.3 “Bank” shall mean Mechanics and Farmers Bank, a North Carolina corporation with its principal office at Durham, North Carolina, or any affiliated employer which shall agree to become a party to the plan. See Section 14 for special provisions concerning additional parties to the plan.

1.4 “Beneficiary” shall mean the person or persons entitled to any survivor benefits payable under the plan, as provided in Section 13.

1.5 “Board” shall mean the Board of Directors of the Bank, except to the extent that the Board shall delegate its authority and responsibilities under the plan to a committee of the Board.

1.6 “Committee” shall mean the Committee provided for in Section 8 of the plan.

1.7 “Creditable Service” of a participant shall mean all of his years of service, as determined under Section 1.35 of the pension plan. See Section 12 for special provisions concerning a participant who ceases to be a key employee of the Bank.

1.8 “Early Retirement Age” shall mean the age (on or after the participant attains age 55, and prior to the participant’s normal retirement age) at which time the participant has completed at least 30 years of service.

1.9 “Effective Date of the Plan” shall be January 1, 1995.

1.10 “Eligible Employee” shall mean an employee who has attained at least age 50 and who is determined by the Board to be a highly compensated or management employee within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974.

1.11 “Employee” shall mean an individual in the service of the Bank if the relationship between him and the Bank is the legal relationship of employer and employee. See Sections 1.10 and 1.16 for provisions governing participation in the plan by eligible employees.

1.12 “Entry Date” shall mean the first day of each plan year.

1.13 “Hour of Service” shall mean (a) each hour for which an employee is paid or entitled to payment by the Bank for service; and (b) each hour for which an employee is paid or entitled to payment by the Bank for reasons other than for service (such as vacation, holiday, illness, disability, incapacity, lay-off, jury duty, military duty or leave of absence). An employee with respect to whom the Bank maintains records of hours for which payment is made or due shall be credited with hours of service on the basis of such records. Any other employee shall be credited with hours of service on the basis of ten hours for each day he is paid or entitled to payment for any part of such day.

1.14 “Normal Retirement Age” of a participant shall be age sixty-five. The “Normal Retirement Date” of a participant shall mean the later of (i) the first day of the calendar month coincident with or next following his attainment of normal retirement age, or (ii) the fifth anniversary of the participant’s initial participation in the plan or the pension plan, whichever first occurs.

1.15 “Participant” shall mean, with respect to any plan year, an eligible employee who has entered in the plan and any former employee who has an accrued benefit which is not wholly forfeitable for the plan year pursuant to Section 3. An eligible employee shall become a participant as of the entry date designated by the Board. A participant whose service with the Bank is terminated and who later returns to service with the Bank shall be treated as a new employee for purposes of eligibility to participate in the plan following his return to service.

1.16 “Pension Plan” shall mean the Revised Retirement Plan for the Employees of Mechanics and Farmers Bank, or any successor plan thereto as in effect from time to time.

1.17 “Plan” shall mean the supplemental executive retirement plan as herein set forth or as duly amended.

1.18 “Plan Year” shall mean the twelve-month period ending on December 31 of each year.

1.19 “Retire” or “Retirement” shall mean termination from service with the Bank following attainment of the first to occur of the participant’s early retirement age or his normal retirement age.

1.20 “Service” shall mean employment by the Bank as an employee.

1.21 A “year of service” shall mean 1,000 or more hours of service during a plan year.

Section 2. Retirement; Termination of Service:

2.1 Retirement. As of the date a participant retires from the Bank, the Bank shall pay to him a supplemental retirement benefit pursuant to the provisions of this Section 2. The monthly amount of such supplemental retirement benefit shall equal the excess of (i) over (ii), where (i) is the monthly retirement benefit that would have been payable to the participant under the pension plan but for the amendment to the benefit formula under such plan that became effective on January 1, 1995, and (ii) is the monthly retirement benefit actually payable to the participant as of such date. Payment of such supplemental retirement benefit shall commence as of the date that payments commence under the pension plan, and shall be payable pursuant to Section 2.2. No benefit shall be paid from this plan if the participant shall terminate service before he is eligible to retire.

2.2 Method of Payment. Within sixty days following the participant’s entry date under the plan, a participant shall irrevocably elect for his retirement benefit to be paid to him under one of the following options, each of which shall be the actuarial equivalent of his supplemental retirement benefit (as determined pursuant to Section 2.1):

(a) Single life annuity: An annuity payable to him in approximately equal monthly installments commencing as of the first day of the calendar month next following his retirement or such other date as specified in the plan, and continuing as long as he shall live.

(b) Ten-year certain and life annuity: An annuity payable to him in approximately equal monthly installments commencing as of the first day of the calendar month next following his retirement or such other date as specified in the plan, continuing for one hundred twenty months certain and thereafter for as long as he shall live.

(c) Joint and survivor annuity: An annuity payable to him in approximately equal monthly installments commencing as of the first day of the calendar month next following his retirement or such other date as specified in the plan for as long as he lives and continuing after his death to his surviving spouse, if any, for as long as she lives in an amount elected by the participant which is either one-half, two-thirds or the same as the monthly amount payable during the joint lives of the participant and his spouse.

(d) Term certain: As annuity payable to him in approximately equal monthly installments for a term certain of thirty-six, sixty or one hundred twenty months (as elected by the participant), commencing as of the first day of the calendar month next following his retirement or such other date as specified in the plan.

In the event a participant fails to make an election as provided for in this Section 2.2, the participant’s retirement benefit shall be paid to him in the form of a single life annuity.

2.3 Acceleration of Payments: Notwithstanding the foregoing provisions of this Section 2, the Committee in its discretion may prepay all or any part of the benefits provided under this Section 2. The amount of such payment shall be adjusted actuarially to reflect the prepayment, and shall be in full satisfaction of the obligation hereunder to the recipient to the extent so provided and to all persons claiming under or through the recipient.

Section 3. Vesting:

3.1 Vesting: Subject to the provisions of Section 3.2, a participant shall be fully vested in his accrued benefit at all times.

3.2 Forfeiture: Notwithstanding any other provision of this plan, if a participant’s service is terminated by the Bank for “good cause,” as described in Section 5.3.1, he shall thereupon forfeit his right to receive any benefit under this plan.

Section 4. Death:

4.1 Death Prior to Commencement of Benefit Payments: If a participant shall die before payment of his vested accrued benefit, if any, shall have commenced, a death benefit shall be paid to such participant’s beneficiary. The amount of such Death Benefit shall equal the excess of (i) and (ii), where (i) is the death benefit to which the beneficiary would have been entitled but for the amendment to the pension plan’s benefit formula effective January 1, 1995, and (ii) is the death benefit actually payable under the pension plan. Payment of such supplemental death benefit shall begin as of the date that payment of the death benefit under the pension plan commences, and shall be payable in the same form as the death benefit payable under the pension plan. Notwithstanding the foregoing, with the consent of the Committee, the participant’s beneficiary may request that the actuarial equivalent of the Death Benefit be paid in another payment form, including a lump-sum payment. Such request must be made within thirty days following the date of the participant’s death.

4.2 Death Following Commencement of Benefit Payments: If a participant shall die following commencement of benefit payments to him under the plan, payments shall continue following his death only if his benefit was payable under an option providing for such payments, and only in accordance with such option. Such payments shall be made to his surviving spouse, if any, if the method of payment so in effect shall be a joint and survivor annuity, or to his beneficiary if the method of payment so in effect shall be other than a joint and survivor annuity.

4.3 Acceleration of Benefit Payments: Notwithstanding the foregoing provisions of this Section 4, the Committee in its discretion may prepay all or any part of the benefits provided under this Section 4. The amount of such payment shall be adjusted actuarially to reflect the prepayment, and shall be in full satisfaction of the obligation hereunder to the recipient to the extent so provided and to all persons claiming under or through the recipient.

Section 5. Termination Following Change in Control:

5.1 Special Termination Benefit: Notwithstanding any other provision of this plan, if a change in control of the Bank occurs while a participant is in service, and if within two years following such change in control either (i) the service of the participant is terminated as a result of the change in control as described in Section 5.3, or (ii) the plan is terminated, then the lump sum present value of his retirement benefit (as defined below), determined as of the date the event described in (i) or (ii) occurs, whichever is applicable, shall be paid to such participant (or his beneficiary) in cash within thirty days following the date on which occurs the event described in (i) or (ii) above. For purposes of this Section 5.2, the participant’s “retirement benefit” shall mean the vested accrued benefit the participant would have received has he remained in service until his normal retirement age (assuming constant compensation and no more than 30 total years of creditable service).

5.2 Change in control: For purposes of this Section 5, a “change in control of the Bank” shall be deemed to have occurred if: (i) any person (as such term is used in Sections 13() and 14(d)(2) of the Securities Exchange Act of 1934), other than an officer who is an employee of the Bank for at least one year preceding the change in control, acquires or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing fifty percent or more of the combined voting power of the Bank’s then outstanding securities and thereafter, the membership of the Board of Directors of the Bank becomes such that a majority are persons who were not members of the Board at the time of the acquisition of securities; or (ii) the Bank, or its assets, are acquired by or combined with another corporation and less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition or combination are owned, immediately after such acquisition or combination, by the owners of voting shares of the Bank outstanding immediately prior to such acquisition.

5.3 Termination Following Change in Control: If a participant’s service with the Bank is terminated within two years following a change in control of the Bank, such termination of service shall be deemed to be as a result of the change in control of the Bank for purposes of Section 5.1 unless such termination is (i) because of his death or retirement, (ii) by the Bank for “good cause” (as hereafter defined), or (iii) by him other than for “good reason” (as hereafter defined).

5.3.1 A termination by the Bank of the service of the participant shall be for “good cause” if the termination is on account of drunkenness or use of narcotics to the extent such materially affects his ability to perform his duties with the Bank, conviction of a felony or serious misdemeanor involving moral turpitude, embezzlement or theft from the Bank.

5.3.2 A termination by the Bank of the service of the participant shall be for “good reason” if such termination shall occur as follows:

(i)	Without such participant’s express written consent, the assignment to him of any duties inconsistent with his positions, duties, responsibilities and status with the Bank immediately prior to a change in control of the Bank, or a change in his reporting responsibilities, title or offices as in effect immediately prior to a change in control of the Bank, or any removal of him from or any failure to re-elect him to any of such positions;

(ii)	A reduction by the Bank in such participant’s compensation as in effect on the effective date of the plan or as the same may be increased from time to time; or the failure by the Bank to increase such compensation each year after the year in which a change in control of the Bank occurs, by an amount which at least equals, on a percentage basis, the mean average percentage increases in compensation for all officers of the Bank during the two full calendar years immediately preceding the year in which occurs the change in control of the Bank;

(iii)

The Bank’s requiring such participant without his written consent to be based anywhere other than the location at which the participant is based on the effective date of a change in control of the Bank, except for required travel on the Bank’s business to an extent substantially consistent with his present business travel obligations, or, in the event he consents to any such relocation, the failure by the Bank to pay (or reimburse him for) all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify him against any loss (defined as the difference between the actual sales price of such residence and the higher of (a) his aggregate investment in such residence or (b) the fair market value of such residence as determined by a real estate appraiser designated by him and reasonably satisfactory to the Bank) realized in the sale of his principal residence in connection with any such change of residence; or

(iv)	The failure of the Bank to continue in effect any benefit or compensation plan, pension plan, profit-sharing plan, life insurance plan, health and accident plan or disability plan in which such participant is participating at the time of change in control of the Bank (or plans providing him with substantially similar benefits), the taking of an action by the Bank which would adversely affect his participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the change in control, or the failure by the Bank to provide him with the number of paid vacation days to which is then entitled on the basis of years of service with the Bank in accordance with the Bank’s normal vacation policy in effect on the date hereof.

5.4 Exclusive Benefit: A participant’s receipt of benefits under this Section 5 shall be in lieu of all other benefits provided by the plan.

Section 6. Other Plan Termination Events:

6.1 Other Plan Termination Events: Subject to the provisions of Section 6.4, this plan shall be terminated as of the date on which first occurs one or more of the following events (a “plan termination event”):

(i) The Bank’s capital is less than 1% of “adequately capitalized” as defined in regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

(ii) Federal or State banking authorities determine that the Bank is engaging in unsafe or unsound business practices.

(iii) Litigation is initiated against the Bank which, if successful, could result in the Bank’s capital being less than 1% of “adequately capitalized,” as defined in FDIC regulations.

(iv) A change of control of the Bank (as defined in Section 5.2) occurs.

6.2 Plan Termination Event Prior to Commencement of Benefit Payments: If a plan termination event shall occur prior to the date payment of benefits is to commence with respect to a participant under this plan, the actuarial equivalent of the participant’s vested accrued benefit, determined as of the date of such termination event, shall be paid to the participant (or his beneficiary) in cash in a lump sum within thirty days of the occurrence of such event.

6.3 Plan Termination Event Following Commencement of Benefit Payments: If a plan termination event shall occur following commencement of benefit payments to the participant, the actuarial equivalent of the installment payments remaining to be paid to the participant, determined as of the date of the termination event, shall be paid to the participant (or his beneficiary) in cash in a lump sum within thirty days of the date of the termination event.

6.4 Waiver of Termination: Notwithstanding the foregoing provisions of this Section 6, a plan termination event shall not result in the termination of the plan with respect to a participant who is in service and the plan shall continue in effect with respect to such a participant if, within ten days of the date of such plan termination event, the Board of Directors takes action to waive the effect of such plan termination event.

Section 7. Funding:

The plan is intended to be an unfounded plan of deferred compensation maintained for a select group of highly compensated or management employees. The obligation of the Bank to make payments hereunder shall constitute a general unsecured obligation of the Bank to the participant. Such payments shall be from the general assets of the Bank, and the Bank shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payment shall be made, and neither the participant nor his beneficiary shall have any interest in any particular asset of the Bank by reason of the Bank’s obligation hereunder. Northing contained herein shall create or be construed as creating a trust of any kind or of any other fiduciary relationship between the Bank and the participant or any other person. To the extent that any person acquires a right to receive payments from the Bank hereunder, such right shall be no greater than the right of an unsecured creditor of the Bank.

Section 8. Administration by Committee:

8.1 Membership of Committee: The Committee shall consist of not less than three nor more than seven individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign and his successor, if any, shall be appointed by the Board. The Board may remove at any time any member of the Committee appointed by it, provided, only, that at the same time it appoints a successor member. The Committee shall be responsible for the general administration and interpretation of the plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board. The Committee or its designee shall constitute the plan administrator.

8.2 Committee Officers and Subcommittee: The members of the Committee shall elect a Chairman and may also elect a Secretary who need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee.

8.3 Committee Meetings: The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings hall not be required if notice is waived in writing by all of the members of the Committee at the time in office, or if all such members are present at the meeting.

8.4 Transaction of Business: A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by at least two-thirds of the members of the Committee.

8.5 Committee Records: The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the plan. The records shall contain all relevant data pertaining to individual participants and their rights under the plan.

8.6 Establishment of Rules: Subject to the limitations of the plan, the Committee may from time to time establish rules or by-laws for the administration of the plan and the transaction of its business.

8.7 Conflicts of Interest: No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

8.8 Correction of Errors: The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the plan. A waiver of notice in one or more cases shall not be deemed to constitute a waiver of such requirement in any other case. With respect to any power or authority which the Committee has discretion to exercise under the plan, such discretion shall be exercised in a nondiscriminatory manner.

8.9 Authority to Interpret Plan: Subject to the claims procedure set forth in Section 11, the Committee shall have the duty and authority to interpret and construe the provisions of the plan and to decide any dispute which may arise regarding the rights of participants hereunder, which determinations shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons.

8.10 Third Party Advisors: The Committee may engage an actuary, attorney, accountant or any other technical advisor on matters regarding the operation of the plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the plan.

8.11 Compensation of Members: No fee or compensation shall be paid to any member of the Committee for his services as such.

8.12 Committee Expenses: The Committee shall be entitled to reimbursement by the Bank for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the plan.

8.13 Indemnification of Committee: No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Bank shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Bank’s own assets), each member of the Committee and each other officer, employee, or director of the Bank to whom any duty or power relating to the administration or interpretation of the plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

Section 9. Allocation of Responsibilities:

The duties and responsibilities with respect to the plan shall be allocated as follows:

9.1 Board:

(i) To amend the plan;

(ii) To appoint and remove members of the Committee; and

(iii) To terminate the plan.

9.2 Committee:

(i) To interpret the provisions of the plan and to determine the rights of participants under the plan, except to the extent otherwise provided in Section 11 relating to the claims procedure:

(ii) To administer the plan in accordance with its terms, except to the extent powers to administer the plan are specifically delegated to another named fiduciary or other person or persons as provided in the plan; and

(iii) To account for the accrued benefits of participants.

9.3 Plan Administrator:

(i) To file such reports as may be required with the United states Department of Labor, the Internal Revenue Service and any other government agencies to which reports may be required to be submitted from time to time;

(ii) To comply with requirements of law for disclosure of plan provisions and other information relating to the plan to participants and other interested parties; and

(iii) To administer the claims procedure to the extent provided in Section 11.

Section 10. Benefits Not Assignable; Facility of Payments:

10.1 Benefits Not Assignable: No portion of the accrued benefit of any participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such accrued benefit be in any manner payable to any assignee, receiver or trustee, or be liable for the participant’s debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

10.2 Payments to Minors and Others: If any individual entitled to receive any payments under the plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the participant to the extent of the amount thereof.

Section 11. Claims Procedure:

11.1 Filing of a claim for benefits: If a participant or beneficiary (the “claimant”) believes that he is entitled to benefits under the plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therfor with the plan administrator. In the event the plan administrator shall be the claimant, all actions which are required to be taken by the plan administrator pursuant to this Section 11 shall be taken instead by another member of the Committee designated by the Committee.

11.2 Notification to claimant of decision: Within 90 days after receipt of a claim by the plan administrator (or within 180 days if special circumstances require an extension of time), the plan administrator shall notify the claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for denial; (ii) specific reference to pertinent provisions of the plan on which the denial is based; (iii) a description of any additional material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the plan administrator fails to notify the claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

11.3 Procedure for review: Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the claimant shall be given an opportunity review pertinent documents and to submit issues and comments in writing.

11.4 Decision on review: The decision on review of a claim denied in whole or in part by the plan administrator shall be made in the following manner:

11.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

11.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent plan provisions on which the decision is based.

11.4.3 The decision of the Committee shall be final and conclusive.

11.5 Action by authorized representative of claimant: All actions set forth in this Section 11 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The plan administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 12. Service in Another Status:

If an individual shall cease to be designated as an eligible employee by the Board but shall remain in service, his accrued benefit under the plan shall be determined as of the date he ceases to be designated as an eligible employee. Service beyond the date he ceases to be designated as an eligible employee shall be considered for purposes of determining the vested percentage of such accrued benefit, but shall not otherwise be considered under the plan. His vested accrued benefit shall be held for future distribution to him if and when he would become entitled to retire and receive a retirement benefit under the plan.

Section 13. Beneficiary:

By request in writing to the Committee, each participant may name a beneficiary (which may include more than one person, natural or otherwise, and one or more secondary or contingent beneficiaries) who shall be entitled to any survivor benefit under the plan, which beneficiary shall be subject to change upon further request in writing of such participant to the Committee; provided, that if such beneficiary dies prior to asserting a written claim for such death benefit, or if such participant fails to designate a beneficiary, then and in any of such events such benefit shall be payable in the following order: (i) to the surviving spouse of such participant or, if he shall have no surviving spouse, (ii) to his surviving natural or adopted children, in equal shares per stirpes or, if he shall have no surviving children, (iii) to his parents and survivor thereof, in equal shares or, if he shall no surviving parent, then (iv) to his estate. If a beneficiary is receiving or is entitled to receive payments from the plan and dies before receiving all of the payments due him, any remaining payments shall be made to the contingent beneficiary, if any. If there is no contingent beneficiary, the remaining payments shall be made to the estate of the beneficiary.

Section 14. Parties to the Plan:

As of the effective date of the plan, Mechanics and Farmers Bank is the only party to the plan. By separate agreement with Mechanics and Farmers Bank one or more additional employers may become parties to the plan. The following special provisions shall apply to all parties to the plan except as otherwise expressly provided herein or in such separate agreement.

14.1 Single Plan: As used in the plan, except as otherwise specifically set forth herein, the term “Bank” shall mean collectively all parties to the plan. The plan shall be applied as a single plan with respect to all parties as if there were only one employer-party, and service for purposes of the plan shall be interchangeable among employer-parties to the plan and shall not be deemed to be interrupted by the transfer at any time of an employee from the service of one employer-party to the plan to the service of another employer-party. Except to the extent otherwise specifically provided herein, service with any employer-party prior to the date such party became affiliated with Mechanics and Farmers Bank shall be disregarded for all purposes of the plan.

14.2 Service; Allocation of Costs: In determining the cost of providing the benefits under the plan, each employer-party shall be responsible for the cost with respect to service with and compensation paid by each such party, which cost of each party shall be determined by the actuaries servicing the plan.

14.3 Committee: The Committee which administers the plan as applied to Mechanics and Farmers Bank shall also be the Committee as applied to each other party to the plan.

14.4 Authority to Amend: The Board of Directors of Mechanics and Farmers Bank shall have authority to amend the plan pursuant to Section 15 as applied to each party to the plan. The Board of Directors of each such party to the plan (and only such Board of Directors) shall have authority to terminate the plan pursuant to Section 15 as applied to such party to the plan, irrespective of whether the plan is terminated as applied to other parties to the plan.

Section 15. Miscellaneous Provisions:

15.1 Notices: Each participant who is not in service and each beneficiary shall be responsible for furnishing the plan administrator with his current address of the mailing of notices, reports, and benefit payments. Any notice required or permitted to be given to such participant or beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addresses, mailing of checks will be suspended until the participant or beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

15.2 Lost Distributees: A benefit shall be deemed forfeited if the plan administrator is unable after a reasonable period of time to locate the participant or beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the participant or beneficiary for the forfeited benefit.

15.3 Reliance on Data: The Bank, the Committee, and the plan administrator shall have the right to rely on any data provided by the participant or by any beneficiary, including representations as to age, health, and marital status. Such representations shall be binding upon any party seeking to claim a benefit through a participant, and the Bank, the Committee and the plan administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a participant or beneficiary.

15.4 Receipt and Release for Payments: Any payment made from the plan to or with respect to any participant or beneficiary, or pursuant to a disclaimer by a beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the plan and the Bank with respect to the plan. The recipient of any payment from the plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release thereto in such form as shall be acceptable to the Committee.

15.5 Headings: The headings and subheadings of the plan have been inserted for convenience of reference and are to be ignored in any construction of the provision hereof.

15.6 Continuation of Employment: The establishment of the plan shall not be construed as conferring any legal or other rights upon any employee or any persons for continuation of employment nor shall it interfere with the right of the Bank to discharge any employee or to deal with him without regard to the effect thereof under the plan.

15.7 Payment of Expenses: The Bank agrees to pay all legal fees and expenses, as incurred by the Bank, the participant and others, that a participant may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by the Bank or others of the validity or enforceability of, or the Bank’s liability under, any provision of this Plan, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

15.8 Nonliability of Bank: The Bank does not guarantee the participants, former participants or beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the plan, nor does the Bank guarantee to any of them that the assets of the Bank will be sufficient to provide any or all benefits payable under the plan at any time, including any tie that the plan may be terminated or partially terminated.

15.9 Amendment and Termination: The Board, acting in behalf of the Bank, shall have the right at any time and from time to time to amend or terminate the plan; provided, that in no event shall such amendment or termination of the plan in any way affect a participant’s accrued benefit or the right to payment thereof under the provisions of the plan as in effect immediately prior to such amendment or termination.

15.10 General Limitation on Benefits: Notwithstanding any other provision of this plan, all benefits payable under this plan shall be subject to any applicable limits and restrictions contained in application federal or state banking laws, and to the extent benefits otherwise payable under the terms of the plan shall exceed such limits or violate such restrictions, the benefits shall be reduced or adjusted accordingly.

15.11 Severability: All provisions contained in this plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, this plan shall be interpreted as if such invalid provisions were not contained herein.

15.12 Construction: The provisions of the plan shall be construed and enforced according to the laws of the State of North Carolina.

IN WITNESS WHEREOF, this Supplemental Executive Retirement Plan of Mechanics and Farmers Bank is, by the authority of the Board of Directors, executed in behalf of the Bank as of the 20th day of June, 1995.

MECHANICS AND FARMERS BANK

By:	/s/ J. Taylor

President

Attest:

/s/ Helen L. Chamions

Assistant Secretary

[Corporate Seal]

2003 DECLARATION OF AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN OF

MECHANICS AND FARMERS BANK

THIS DECLARATION, made as of the 1st day of January, 2003, by MECHANICS AND FARMES BANK (the “Bank”), as sponsor of the Supplemental Executive Retirement Plan of Mechanics and Farmers Bank (the “Plan”);

R E C I T A L S:

Certain executive officers intend to retire from service with the Bank. In recognition of their thirty years of service with the Bank, the Bank desires to amend the Plan as applied to such executive officers to increase the retirement benefit payable to them under the Plan.

NOW, THEREFORE, it is declared that, effective as of January 1, 2003, the Plan shall be and hereby is amended by inserting the following new sentence at the end of Section 2.4:

“Effective as of January 1, 2003, the provisions of this Section 2.4 shall also apply to Elaine Small, Fohliette W. Becote, Isaiah Cummings and Donald Harrington upon their retirement from service with the Bank or an affiliate after completing more than thirty (30) years of service.”

IN WITNESS WHEREOF, the Plan shall be and hereby is amended effective as of the date set forth above.

MECHANICS AND FARMERS BANK

By:	/s/ Benjamin S. Ruffin

Title: V. Chairman

Attest:

/s/ FW Becote

________________ Secretary

[Corporate Seal]

Resolution Authorizing Supplemental Retirement Benefit for Key Senior Officers

Whereas, the Board of Directors wishes to provide certain retirement benefits to four key senior officers (Elaine Small as Executive Vice President or higher, Fohliette W. Becote as Senior Vice President or higher, Isaiah Cummings as Senior Vice President or higher and W. Donald Harrington as Senior Vice President or higher), upon his/her retirement from M&F Bank after 30 years or more of service at M&F Bank and any of its affiliates (including the parent company, M&F Bancorp, Inc. and its subsidiaries), and

Whereas, the Board of Directors hereby agrees to amend the Supplemental Executive Retirement Plan (SERP) to provide a life annuity payment to the named officers equivalent to 60% of his/her average compensation based on the highest three years of the last ten years offset by any cash balance benefits; and

BE IT THEREFORE RESOLVED, that the Board of Directors does hereby authorize the appropriate bank personnel to execute the above transaction.

This the 17th day of December, 2002.

/s/ Benjamin S. Ruffin

Benjamin S. Ruffin Chairman

/s/ Saundra Quick

Saundra Quick Assistant Corporate Secretary